                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      BELLSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                                               Preliminary Copy

                                   Notice of
                                     1998
                                 Annual Meeting






                                 Proxy Statement



                         Annual Financial Statements and
                               Review of Operations







                                    BELLSOUTH

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                           ---------
Notice of Annual Meeting.................................................................................          2
Proxy Statement:
  Voting of Shares.......................................................................................          3
  Election of Directors..................................................................................          5
  Governance of the Company..............................................................................          8
  Directors' Compensation................................................................................         10
  Stock Ownership of Directors and Executive Officers....................................................         12
  Directors' Proposals...................................................................................         13
  Shareholder Proposals..................................................................................         15
  Nominating and Compensation Committee Report on Executive Compensation.................................         23
  Compensation Committee Interlocks and Insider Participation............................................         27
  Executive Compensation.................................................................................         28
  Five Year Performance Comparison.......................................................................         33
  General Information:
    Other Matters To Come Before The Meeting.............................................................         34
    Shareholder Proposals for the 1999 Proxy Statement...................................................         34
    Director Nominees or Other Business for Presentation at the Annual Meeting...........................         34
    Section 16(a) Beneficial Ownership Reporting Compliance..............................................         34
    Other Information....................................................................................         34
    Solicitation of Proxies..............................................................................         35
  Exhibit A..............................................................................................         36
Appendix:

                                                                      [LOGO]

MARCH 10, 1998

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1998

To Our Shareholders:

The Annual Meeting of Shareholders of BellSouth Corporation will be held at the Cobb Galleria Centre Ballroom, 2 Galleria Parkway, Atlanta, Georgia, on Monday, April 27, 1998 at 9:00 a.m., Eastern Daylight Time. The following items of business will be discussed and voted upon during the meeting:

1. The election of three directors for a term of three years and one director for a term of two years.

2. The approval of Coopers & Lybrand L.L.P., certified public accountants, as BellSouth's independent auditors for the year 1998.

3.  Amendments to BellSouth's [Restated] Articles of Incorporation.

4. Such other matters, including shareholder proposals, that may properly come before the meeting.

The Board of Directors has fixed March 9, 1998 as the record date for the determination of the shareholders entitled to notice of, and to vote at, this meeting or any adjournment.

I look forward to seeing you at the meeting. On behalf of the management and directors of BellSouth Corporation, I want to thank you for your continued support and confidence in 1998.

               [LOGO]

Arlen G. Yokley
Senior Vice President--Corporate Compliance and Corporate Secretary

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, SIGN, DATE AND
      PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                                VOTING OF SHARES

PURPOSE

This Proxy Statement and the accompanying proxy card are being mailed to BellSouth shareholders beginning March 10, 1998. The BellSouth Board of Directors is soliciting proxies to be used at the 1998 Annual Meeting of BellSouth Shareholders which will be held on April 27, 1998. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

All shareholders of record of BellSouth Common Stock as of the close of business on March 9, 1998 are entitled to one vote for each share owned by them on all matters properly brought before the meeting. Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy.

SHARES OUTSTANDING

Forty percent of the outstanding shares of BellSouth Common Stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of BellSouth Shareholders. On January 31, 1998, 1,008,826,041 shares of BellSouth Common Stock were outstanding, including shares issued to certain grantor trusts, which are not considered outstanding for financial reporting purposes. We do not know of any shareholder who beneficially owned more than five percent of BellSouth's stock as of January 31, 1998.

PROXY CARD

If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the Directors' Proxy Committee in favor of the election of all listed nominees and in accordance with the directors' recommendations on the other subjects listed on the proxy card. The Committee will vote at its discretion on any other matter that may properly come before the meeting and is not listed on the proxy card.

If you wish to assign your proxy to someone other than the Directors' Proxy Committee, you should cross out all three names appearing on the proxy card and insert the name(s) of up to three other people. The person or persons representing you must present your signed proxy card and a ballot at the meeting in order to vote your shares.

VOTING OF SHARES

Each share of BellSouth Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented by properly executed proxies received before the Annual Meeting, and not revoked or superceded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

BELLSOUTH DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN: If you participate in this Plan, your Plan shares are included on the proxy card, as well as shares you hold directly in certificate form registered in the same name.

FOR BELLSOUTH EMPLOYEES: If you are a participant in one or more of the following employee payroll-based plans, and the accounts are registered in the same name, your proxy card will also serve as voting instructions for the trustees of those plans:

       BellSouth Employee Stock Ownership Plan (PAYSOP)
       BellSouth Employee Stock Investment Plan (ESIP)
       BellSouth Stock Purchase Plan (ESPP)
       BellSouth Savings and Security Plan (SSP)
       BellSouth Retirement Savings Plan (BRSP)

The ESIP, ESPP, SSP, and BRSP each provide that the trustee will vote plan shares represented by proxy cards which are not signed and returned in the same proportion as shares for which signed cards are returned. Shares in the PAYSOP are not voted unless the card is signed and returned.

REQUIRED VOTES--ELECTION OF DIRECTOR NOMINEES

Directors are elected by a plurality of the votes, which means the nominees for the four director positions who receive the largest number of properly executed votes will be elected as directors. Each share of Common Stock is entitled to one vote for each of four director nominees. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

REQUIRED VOTES--OTHER MATTERS

The outcome of the directors' proposal to amend the [Restated] Articles of Incorporation will be determined by the vote of a majority of the outstanding shares of Common Stock. All other matters properly considered at the meeting will be determined by a majority of the votes cast.

TABULATION OF VOTES

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

Vote your choices by marking the appropriate boxes on the enclosed proxy card. Sign and return the proxy card promptly in the enclosed self-addressed envelope. YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU WOULD LIKE TO VOTE IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS DISCUSSED IN THIS PROXY STATEMENT, ALL YOU NEED TO DO IS SIGN, DATE AND RETURN YOUR PROXY CARD.

REVOCATION OF PROXY

If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You can revoke your proxy by delivering to the Company a proxy card bearing a later date or by attending the meeting in person and casting a ballot.

OTHER INFORMATION

ATTENDANCE AT ANNUAL MEETING: If you plan to attend the meeting, please retain the admission ticket and map attached to the proxy card. Shareholders who do not have admission tickets, including beneficial owners whose shares are held by brokers or other institutions, will be admitted upon presentation of proper identification at the door.

DUPLICATE SUMMARY ANNUAL REPORTS: If you hold BellSouth stock in more than one shareholder account, you may be receiving multiple copies of the Summary Annual Report. You can direct us to discontinue mailing multiple reports by marking the appropriate box on the proxy card for those accounts. Leave at least one account unmarked so that you continue to receive a Summary Annual Report. Eliminating redundant mailings will not affect your receipt of future proxy statements and proxy cards. To resume the mailing of a Summary Annual Report to a particular account, call BellSouth Shareholder Services at 1-800-631-6001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

At the date of this Proxy Statement, the Board of Directors of BellSouth consists of 12 members, 11 of whom are non-employee directors. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. Four director nominees have been nominated for election at this meeting.

NOMINEES

The following nominees have been selected by the Nominating and Compensation Committee and approved by the Board for submission to the shareholders: James H. Blanchard, Armando M. Codina, and J. Tylee Wilson, each to serve a three year term expiring at the Annual Meeting in the year 2001; and William S. Stavropoulos, to serve a two year term expiring at the Annual Meeting in the year 2000.

The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon recommendation of the Nominating and Compensation Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy card.

FOLLOWING IS THE PRINCIPAL OCCUPATION, AGE AND CERTAIN OTHER INFORMATION FOR EACH DIRECTOR NOMINEE AND OTHER DIRECTORS SERVING UNEXPIRED TERMS.
NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 2001: _______________

           [PHOTO] JAMES H. BLANCHARD, 56, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, SYNOVUS FINANCIAL CORP., A BANK HOLDING COMPANY. DIRECTOR SINCE 1994. Director of BellSouth Telecommunications, Inc., November 1988-February 1994. Director of Columbus Bank and Trust Co.; Synovus Data Corp.; Total System Services, Inc.; and W. C. Bradley Co.

           [PHOTO] ARMANDO M. CODINA, 51, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, CODINA GROUP INC., A REAL ESTATE DEVELOPMENT COMPANY. DIRECTOR SINCE 1992. Director of BellSouth
                              Telecommunications, Inc., March
                              1989-February 1992. Director of American
                              Bankers Insurance Group, Inc.; AMR
                              Corporation; CSR America, Inc.; FPL
                              Group, Inc.; and Winn-Dixie Stores.

           [PHOTO] J. TYLEE WILSON, 66, RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, RJR NABISCO, INC. DIRECTOR SINCE 1985. Director of Southern Bell, October 1983-February 1985. Director of Carolina Power & Light Company. Trustee, Wake Forest University.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2000: _______________

           [PHOTO] WILLIAM S. STAVROPOULOS, 58, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE DOW CHEMICAL COMPANY, A CHEMICAL MANUFACTUR-ING COMPANY. DIRECTOR SINCE 1997. Director of The Chemical Financial Corp.; Dow Chemical Company; Dow AgroSciences; Dow Corning Corporation; and NCR Corporation.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES

                            ------------------------
DIRECTORS WHOSE TERMS CONTINUE UNTIL 1999: _____________________________________

           [PHOTO] F. DUANE ACKERMAN, 55, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF BELLSOUTH. DIRECTOR SINCE 1993 AND FROM APRIL 1989-APRIL 1991. Vice Chairman of the Board, President and Chief Executive Officer, December 1996-December 1997; Vice Chairman of the Board and Chief Operating Officer, January 1995-December 1996; President and Chief Executive Officer, BellSouth Telecommunications, Inc., November
                              1992-December 1994. President and Chief
                              Operating Officer, and Vice Chairman of
                              the Board, BellSouth Telecommunications,
                              Inc., December 1991- October 1992; Vice
                              Chairman and Group President, March
                              1991-November 1991. Vice
                              Chairman--Finance and Administration,
                              BellSouth Corporation, April
                              1989-February 1991. Director of South
                              Central Bell, January 1984-April 1985.
                              Director of American Business Products,
                              Inc.; and American Heritage Life
                              Insurance Company. Trustee, Rollins
                              College.

           [PHOTO] REUBEN V. ANDERSON, 55, PARTNER, PHELPS DUNBAR, A LAW FIRM. DIRECTOR SINCE 1994. Mississippi Supreme Court Justice, 1985-1990. Director of The Kroger Company; and Trustmark National Bank. Trustee, Tougaloo College.

           [PHOTO] JOHN G. MEDLIN, JR., 64, CHAIRMAN OF THE BOARD, WACHOVIA CORPORATION. DIRECTOR SINCE 1988. Director of Burlington Industries, Inc.; Media General, Inc.; Nabisco Holdings Corp.; National Service Industries, Inc.; RJR Nabisco Holdings Corp.; and US Airways Group, Inc.

           [PHOTO] C. DIXON SPANGLER, JR., 65, CHAIRMAN OF THE BOARD, C.D. SPANGLER CONSTRUCTION CO. DIRECTOR SINCE 1987. President, University of North Carolina, 1986-1997. Director of C. D. Spangler Construction Co.; Golden Eagle Industries, Inc.; and National Gypsum Co.

           [PHOTO]            RONALD A. TERRY, 67, RETIRED CHAIRMAN OF
                              THE BOARD, FIRST TENNESSEE NATIONAL
                              CORP. DIRECTOR SINCE 1987. Director of
                              South Central Bell, January
                              1984-February 1987. Director of
                              AutoZone, Inc.; Blue Eagle Golf Centers,
                              Inc.; Delta Life Corp.; Delta Life and
                              Annuity; Home Account Network, Inc.; The
                              Promus Hotel Corporation; and St. Jude
                              Children's Research Hospital.

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000: _____________________________________

           [PHOTO] J. HYATT BROWN, 60, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, POE & BROWN, INC., AN INSURANCE SERVICES COMPANY. DIRECTOR SINCE 1994. Director of BellSouth Telecommunications Inc., March 1984-February 1994. Director of FPL Group, Inc.; First Floridian Insurance Co.; International Speedway Corporation; Rock- Tenn Company; Sun Banks of Volusia County; and SunTrust Banks Inc.; Trustee, Stetson University.

           [PHOTO] PHYLLIS BURKE DAVIS, 66, RETIRED SENIOR VICE PRESIDENT, AVON PRODUCTS, INC. DIRECTOR SINCE 1985. Director of Eaton Corporation; The TJX Companies, Inc.; and Trustee of Fidelity Mutual Funds.

           [PHOTO] ROBIN B. SMITH, 58, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, PUBLISHERS CLEARING HOUSE, A MAGAZINE SUBSCRIPTION COMPANY. DIRECTOR SINCE 1994. Director of Kmart Corp.; Springs Industries, Inc.; Texaco Inc.; and two fund clusters administered by Prudential Investment Management.

                            ------------------------

                           GOVERNANCE OF THE COMPANY

BOARD OF DIRECTORS

The business affairs of BellSouth are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by the Company's Articles of Incorporation and By-laws. Members of the Board are kept informed through reports routinely presented at Board and committee meetings by the Chief Executive Officer and other officers, and through other means.

All of the directors are independent, non-employee directors except Mr. Ackerman, the Chairman of the Board, President and Chief Executive Officer of BellSouth. Mr. John L. Clendenin, the former Chief Executive Officer of the Company, retired as Chairman of the Board on December 30, 1997. Directors who are officers of BellSouth do not participate in any action of the Board relating to any executive compensation plan described in this Proxy Statement. Mr. Reuben
V. Anderson is a partner in the law firm of Phelps Dunbar, located in Jackson, Mississippi. During 1997, BellSouth Telecommunications, Inc. retained Phelps Dunbar with regard to a variety of legal issues. The amount of fees paid to Phelps Dunbar for such services was less than 5% of the firm's gross revenue for the last fiscal year.

Shareholders who wish to suggest qualified candidates for consideration as directors of BellSouth by the Nominating and Compensation Committee should write to: Secretary, BellSouth Corporation, 1155 Peachtree Street, NE, Room 14B06, Atlanta, Georgia 30309-3610, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

The Board of Directors held 11 meetings in 1997. All directors attended at least 91% of Board and committee meetings during 1997 except Mr. Codina, who attended 71% of the meetings. During 1997, the standing committees listed below assisted the Board in carrying out its duties.

                            COMMITTEES OF THE BOARD

      AUDIT              EXECUTIVE         FINANCE/STRATEGIC PLANNING    NOMINATING AND COMPENSATION
-----------------  ----------------------  ---------------------------  ------------------------------
R. A. Terry,       F.D. Ackerman, Chair    P.B. Davis, Chair            C.D. Spangler, Jr., Chair
Chair              P.B. Davis              F.D. Ackerman                J.H. Blanchard
R.V. Anderson      C.D. Spangler, Jr.      J.H. Brown                   A.M. Codina
J.G. Medlin, Jr.   R.A. Terry              R.B. Smith                   J. T. Wilson
W.S. Stavropoulos

AUDIT COMMITTEE

The Audit Committee met six times in 1997. Its duties and responsibilities include the following:

    - Provides oversight of the financial reporting process and management's responsibility for the integrity, accuracy and objectivity of financial reports and accounting and financial reporting practices.

    - Recommends to the Board the appointment of the Company's independent public accountants.

    - Provides oversight of management's responsibility for the integrity of its accounting and financial reporting practices.

    - Provides oversight of management practices relating to ethical considerations and business conduct.

EXECUTIVE COMMITTEE

The Executive Committee did not meet in 1997. The Committee meets on call by the Chairman of the Board during the intervals between Board meetings and has all the authority of the Board, subject to the limitations imposed by law, the By-laws or the Board of Directors.

FINANCE/STRATEGIC PLANNING COMMITTEE

The Finance/Strategic Planning Committee met six times in 1997. Its duties and responsibilities include the following:

    - Reviews the long-term business goals and strategies of the Company, including strategic considerations in the allocation of corporate resources.

    - Oversees the financial objectives, policies, procedures and activities of the Company.

NOMINATING AND COMPENSATION COMMITTEE

The Nominating and Compensation Committee met ten times in 1997. Its Report on Executive Compensation begins on page 24. Its duties and responsibilities include the following:

    - Nominates qualified persons as directors and executive officers.

    - Establishes an overall strategy with respect to compensation for directors, officers and management.

    - Oversees the Company's executive succession plan.

    - Oversees corporate governance matters.

DIRECTORS' PROXY COMMITTEE

The Board also has designated a Directors' Proxy Committee, which votes the shares represented by proxies at the Annual Meeting of Shareholders. Its members are Messrs. Ackerman, Spangler and Terry.

                            DIRECTORS' COMPENSATION

During 1996, the Nominating and Compensation Committee of the Board undertook an extensive review of the compensation paid to non-employee directors. Working with an outside consultant, the Committee concluded that the compensation package should be restructured to place more emphasis on equity in the Company and less on retirement benefits. The new compensation program, which became effective May 1, 1997, was designed to more closely align the directors' interests with those of the Company's shareholders. This goal was accomplished through the following:

    - 50% of the directors' annual retainer is paid in shares of BellSouth Common Stock and 50% is paid in cash;

    - The accrual of retirement benefits under the directors' retirement plan was discontinued effective April 30, 1997 and current directors were given the option of receiving their accrued benefits under the current retirement plan or converting the actuarial present value of the accrued retirement benefits into deferred BellSouth phantom stock units;

    - An annual grant of 200 shares of BellSouth Common Stock will be made to each director; and

    - The BellSouth Corporation Directors' Compensation Deferral Plan, which became effective May 1, 1997, allows directors to defer receipt of all or part of their cash or stock compensation into BellSouth phantom stock units.

FEES AND OTHER COMPENSATION

During 1997, directors who were not employees of BellSouth received the following :

                                                         $30,000 (50% paid in BellSouth
      Annual retainer                                    stock)
      Attendance fee for each Board meeting              $1,800
      Attendance fee for each Committee meeting          $1,500
      Annual retainer for each Committee chaired         $5,000

Non-employee directors are also provided certain telecommunications services and death benefits and, while on BellSouth business, travel accident insurance. In 1997, the cost of such benefits was approximately $1,250 per director.

The Company has historically maintained a retirement plan for non-employee directors who have served on the Board or a subsidiary board for at least five years and have reached the age of 55. Eligible directors receive an annual retirement benefit of up to a maximum of 100 percent of the retainer with ten years or more service. Payments are made for a maximum of 12 years following retirement. Effective April 30, 1997, as discussed above, benefits no longer accrue under this plan.

NON-EMPLOYEE DIRECTOR STOCK PLAN

Under the Director Stock Plan, each non-employee director receives an annual grant of non-qualified stock options to purchase 2,000 shares of BellSouth Common Stock, together with tandem stock appreciation rights, at an exercise price per share equal to the fair market value of the stock on the grant date. The options become exercisable one year after the grant date. In 1997, each of the 11 eligible non-employee directors were granted options to purchase 2,000 shares of common stock at a per share exercise price of $43.31.

STOCK OWNERSHIP INCENTIVES

To further link director and shareholder interests, the Director Stock Plan also provides that if the value of BellSouth Common Stock owned by a non-employee director exceeds five times the amount of the annual retainer for Board members, that director will receive additional stock options. The director receives one additional option for every two shares he or she owns in excess of five times the retainer amount. The maximum number of additional options that may be granted annually to any director is 2,000 options. Directors only receive additional stock options for each excess share one time; thereafter, they must acquire additional shares in order to continue to receive additional stock options. The following directors received grants of additional options at a per share grant price of $43.31 in 1997: Blanchard (310 additional options); Brown (2,000 additional options); Clendenin (2,000 additional options); Codina (777 additional options); Davis (304 additional options); Medlin (776 additional options); and Terry (247 additional options).

The director realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the stock on the grant date.

NON-EMPLOYEE DIRECTORS CHARITABLE CONTRIBUTION PROGRAM

The non-employee Directors Charitable Contribution Program has been terminated with respect to new members of the Board; however, contributions will continue to be made on behalf of directors who were members of the Board prior to January 1997. This program was designed to acknowledge the service of Company directors and to recognize the mutual interests of directors and the Company in supporting worthy institutions. The program provided that BellSouth would make a contribution to an educational or cultural organization(s) designated by the director. Directors had to have five years of service on the Board or on the board of a subsidiary to qualify for this program. The amount contributed by BellSouth increased with each year served by the director, up to a maximum contribution of one million dollars payable after ten years of service. All charitable deductions for tax purposes accrue solely to the Company and the individual directors derive no direct financial benefit from the program.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of BellSouth Common Stock by each director, by each executive officer named in the Summary Compensation Table on page 29, and by all directors and executive officers as a group, as of February 2, 1998. These shares represent in the aggregate less than one percent of the outstanding shares.

                                            BENEFICIAL OWNERSHIP AS OF
                                                 FEBRUARY 2, 1998
                                           CURRENT                              SHARES
                                          BENEFICIAL   SHARES SUBJECT TO      HELD UNDER
NAME                                       HOLDINGS       OPTIONS(A)       DEFERRAL PLANS(B)     TOTAL
--------------------------------------------------------------------------------------------------------
F. Duane Ackerman (C)...................    19,799            56,146             47,715          123,660
Walter H. Alford........................    26,445            17,219              5,011           48,675
Reuben V. Anderson (C)..................     1,000             4,666                               5,666
James H. Blanchard (C)..................     7,369             6,869                              14,238
J. Hyatt Brown (C)......................    20,444             8,666                              29,110
Armando M. Codina (C)...................     5,230             5,998                              11,228
Phyllis Burke Davis (C).................     3,175             6,664                               9,839
Jere A. Drummond........................    37,028            49,404             15,347          101,779
R. M. Dykes (C).........................     5,935            19,945              5,885           31,765
Earle Mauldin (C).......................    27,744            48,035             14,627           90,406
John G. Medlin, Jr. (C).................     5,000             6,114                              11,114
Robin B. Smith (C)......................     2,000             4,000                               6,000
C. Dixon Spangler, Jr. (C)..............     2,000             6,664                               8,664
William S. Stavropoulos (C).............     2,200                                                 2,200
Ronald A. Terry (C).....................       800             6,664                               7,464
J. Tylee Wilson (C).....................    10,000             9,946                              19,946
Directors and Executive Officers as a
group...................................   257,419           412,078            176,017          845,514

------------------

(A) Shares, included in total, which may be acquired within 60 days after February 2, 1998 through the exercise of stock options. Options are exercisable at the market price on the date of grant and are not discounted. Directors and officers realize value from options when exercised and only to the extent that the price of BellSouth stock on the exercise date exceeds only the price of the stock on the grant date.

(B) Represents shares of BellSouth stock, included in total, earned in various years under BellSouth's long term incentive plans, and accrued dividends on those shares, receipt of which has been deferred pursuant to various deferral plans. These shares may not be voted or transferred.

(C) In addition to the shares of BellSouth Common Stock shown on the table, the following directors and executive officers held the indicated number of phantom stock units, which are payable in cash, but track the performance of BellSouth stock under various deferral plans: Mr. Ackerman-2,854; Mr. Anderson-1,703; Mr. Blanchard-5,996; Mr. Brown-5,862; Mr. Codina-4,421; Ms. Davis-2,394; Mr. Dykes-5,800; Mr. Mauldin-9,284; Mr. Medlin-7,963; Ms.
    Smith-765; Mr. Spangler-7,240; Mr. Stavropoulos-173; Mr. Terry-10,827; Mr. Wilson-1,182. These stock units may not be voted or transferred.

                              DIRECTORS' PROPOSALS

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P., certified public accountants, as independent auditors to make an examination of the accounts of BellSouth and its subsidiaries for the year 1998. Coopers & Lybrand L.L.P. has audited the accounts and records of BellSouth and its subsidiaries since 1984. Representatives of Coopers & Lybrand L.L.P. will attend the Annual Meeting and have the opportunity to make a statement if they desire and will also be available to answer questions.

                            ------------------------

PROPOSAL 3: AMENDMENTS TO THE [RESTATED] ARTICLES OF INCORPORATION

The Board of Directors has unanimously approved and recommends to the shareholders the adoption of amendments to two Articles of the Company's [Restated] Articles of Incorporation. The purpose of the changes to both Articles is to reflect changes that have been made to the Georgia Business Corporation Code since the Articles were adopted.

ARTICLE 10:

In 1986, the Company's shareholders adopted what is now Article 10 of the Company's [Restated] Articles of Incorporation, which added statutory provisions which had recently been adopted by the Georgia legislature. The statutory provisions were designed to ensure that any multi-step attempt to take over a Georgia company is made on terms which offer similar treatment to all holders of each class of the company's voting stock. In addition, the Board of Directors also adopted a By-law provision, Article V, Section 2, which states that all of the requirements of the statutory provisions shall be applicable to business combinations of the Company.

Since 1986, the Georgia legislature has enacted several changes to the statutory provisions. Although none of these changes would have a substantive effect on the application of the provisions, the Board feels that it is desirable to amend the provisions of Article 10 so that it consistently tracks the language of the statute. This will avoid any question in the future regarding the applicability of the Georgia Code provisions. If the language in Article 10 differs, even in a non-substantive way, from the language in the statute, disputes as to meaning and applicability could arise, resulting in increased litigation expense to the Company. Moreover, since the Company's By-laws provide that the requirements of these provisions shall be applicable to business combinations of the Company, it is important to maintain consistency between the statutory provisions and the provisions of the [Restated] Articles of Incorporation.

The Board of Directors has unanimously approved and recommends that the shareholders vote FOR the following amendments to Section I of Article 10 of the Articles of Incorporation:

    (1) Paragraph (5) of Section I of Article 10 shall be amended as follows:

       (a) Subparagraph (5)(A) shall be amended by deleting the phrase "or consolidation" following the word "merger" in two places; and

       (b) A new subparagraph (5)(B) shall be added which shall read as follows:

           "(B) Any share exchange with (i) any interested shareholder or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the share exchange would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;"

       and the remaining subparagraphs of Paragraph (5) of Section I shall be renumbered accordingly;

       (c) Subparagraph (5)(E), which shall become subparagraph (5)(F) if the proposed amendments are adopted by the shareholders, shall be amended by deleting the phrase "or consolidation" following the word "merger" and by adding the phrase "or any share exchange with any of its subsidiaries" following the phrase "or any merger of the corporation with any of its subsidiaries";

    (2) Paragraph (8) shall be amended by adding the phrase "in addition to the definition contained in Georgia Business Corporation Code Section 14-2-140," following the word "Corporation"; and

    (3) A new Paragraph (12) shall be added which shall read as follows:

                "(12) "Net assets" means the amount by which the total assets of the Company exceed the total debts of the Company;"

    and the remaining paragraph of Section I shall be renumbered accordingly.

A copy of Section I of Article 10 as it will read if the amendments are approved by the shareholders at the Annual Meeting is attached to this Proxy Statement as Exhibit A.

ARTICLE 11:

In 1988, the shareholders approved an amendment to BellSouth's Articles of Incorporation that added a new Article then designated as Article 14 (now
Article 11), which provided:

    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his or her duty of care or any other duty as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or constituting intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit.

The section of the Georgia Business Corporation Code authorizing such exculpatory provisions has been amended by the Georgia legislature to remove the reference to "not in good faith," to change "monetary damages for breach of his or her duty of care or any other duty as a director" to "monetary damages for any action taken or any failure to take any action, as a director" and to make several other technical revisions.

The Board of Directors believes that it is appropriate and advisable to amend
Article 11 of BellSouth's [Restated] Articles of Incorporation to conform to the current language of the Code. To the extent that the exculpatory charter language varies from the language of the enabling statute, disputes as to meaning and applicability could arise, resulting in greater litigation expense to the Company and less certainty to the directors who are the beneficiaries of this provision. The Board has unanimously approved and recommends that the shareholders vote FOR the amendment to Article 11 of the [Restated] Articles of Incorporation to read as follows:

    No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damage for ANY ACTION TAKEN, OR ANY FAILURE TO TAKE ANY ACTION, as a director, except for liability (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director received an improper personal benefit. (New language is italicized.)

BellSouth has not received notice of any suit or proceedings as to which these provisions would apply.

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

       YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3

                            ------------------------

                             SHAREHOLDER PROPOSALS

The following shareholder proposals may be presented for a vote at the Annual Meeting. We expect the proposals to be presented either by the proponent or a designated representative. The proposals are printed exactly as they were submitted by the shareholder, except for changes permitted by the Securities and Exchange Commission. Spaces are provided on the accompanying proxy card to vote FOR, AGAINST, or ABSTAIN with respect to each of the proposals.

PROPOSAL 4: EXECUTIVE OFFICERS' INCENTIVE AWARDS

Robert S. Kopach, 4309 San Carlos Drive, Fairfax, Virginia 22030-5371, record owner of 318 shares of BellSouth Common Stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:

RESOLVED:

I recommend that the current Short Term and Long Term Incentive awards for executive officers be abolished. The new Short Term Incentive award I propose would be tied proportionately to the price of the stock at end of the year.
Example: if stock price is up 20% at end of the year, then the incentive award would be 20% of salary.

1. Under the existing incentive plans, as illustrated in the Summary Compensation table, executive officers are getting rich at the expense of customers, employees and shareholders. Example: Short Term award range of our 95% to over 200%. These excessive incentive plans have gotten out of control. When and where will it end?

2. There is no need for any Long Term Incentive award. Since the annual salary is more than adequate and the executive officers receive an annual award.

3. Under my proposed Short Term Incentive Plan the executive officers award would be aligned with the shareholders return by tying their award to the stock price appreciation. This is clear and fair.

4. We need to bring some justice and equity back into the workplace. There is too big a gap between what the executive officers make and the pay of the average worker. The pay an executive officer makes in a few years far exceeds the average workers total lifetime or career earnings.

5. The only reason management gets away with this abuse of power is that most of the shareholders do not take the time to read the proxy materials. Unfortunately, they are too trusting and vote according to the board's recommendations. Please note that the Board of Directors are mostly executive officers or retired executive officers from other companies. Members of the board all hold seats for several other companies. Imagine that Huh!

6. The media needs to inform and educate the shareholders and public before proxy materials coming out in order to win a battle such as this. It is their responsibility to report the news and not worry about the reprisals such as the loss of advertising dollars.

7. My point has been made the current incentive plans are just wrong. The Company has the nerve to talk about shareholder value.

8. Management needs to be held accountable. A vote for this proposal will send a clear message and remind them they work for us the shareholders. Lets make it right. Make management walk the talk.

BOARD OF DIRECTORS' RECOMMENDATION:

THIS PROPOSAL WAS SUBMITTED AT THE 1993, 1995, 1996 AND 1997 ANNUAL MEETINGS AND WAS DEFEATED BY A MAJORITY OF THE VOTES CAST. Your directors have again considered the proposal and continue to believe it would make the executive officers of the Company less accountable for performance than under the compensation program now in place.

Short term awards are not extra compensation. Total annual compensation, including both standard short term awards and base salary, is set at levels comparable to that at companies similar to BellSouth. A significant part of this total amount must be earned, under the short term plan, based on how effectively the executives manage the business during the year. In addition, the BellSouth Corporation Officer Short Term Incentive Award Plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code. If short term awards based on performance were eliminated, there would be no direct correlation between annual cash compensation and operational performance. Executives would be less accountable for important goals, such as customer satisfaction, which they must now achieve to earn a short term award. Setting measurable standards and paying executives based on their achievement of these standards is a much more effective way to achieve important goals set by the Board of Directors.

Stock performance is important and is already a part of the Company's compensation programs. In fact, stock performance, including total return to shareholders as well as stock price appreciation, is the only measurement under the Company's long term incentive program. The Nominating and Compensation Committee Report on Executive Compensation (beginning at page 24 of this Proxy Statement) explains the compensation programs in detail. Shareholders should find this Report helpful in evaluating this proposal.

            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS

        STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 4.

                            ------------------------

PROPOSAL 5: SALARY AND COMPENSATION CEILING

Raymond M. Baechle, Jr. and Carla D. Baechle, 6420 W. Falcon's Lea Dr., Davie, Fl 33331, record owners of 273 shares of BellSouth Common Stock, have informed the Company that they intend to present the following proposal at the Annual
Meeting:

"Resolved:

The shareholders of BellSouth recommend that the Board of Directors institute a salary and compensation ceiling such that as to present and future contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than nine and one half times the annual wage of a wage scale 32 non-management employee. Currently this amount would be ($42,952 x 9.5) $408,044.00 annually. As wages increase for non-management employees, so will this compensation ceiling."

"Reasons:

Officers and directors of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet they give the appearance that they run the corporations primarily for their benefit and incidentally for the shareholders. The Board of Directors, a closed group which perpetuates itself determines who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. Directors and officers can run the corporation as if it were their property. Thus, officers may drain away millions of dollars in salary stock options and other compensation. When the recommended ceiling on salary and compensation is exeeded [sic], it demonstrates an expression of greed and abuse of power. A prime example of this is the variable compensation program now in place which was applied to Mr. Ackerman for the one day of 1996 in which he served as Chief Executive Officer and to Mr. Clendenin who retired on December 30, 1996."

"The Company argues that a significant part of the executive officer's compensation is at risk and is earned only if specific performance goals are met. With the current downsizing trend, executive officers are in a win-win situation. As more employees are cut, expenses drop, profits increase and their bonuses increase."

"High compensation need not serve as an incentive for a better run or more profitable corporation. There is no shortage of qualified people who could do as good a job as the incumbent officers of the corporation and who have no hesitation on serving within the aforementioned pay ceiling."

"The officers and directors of the Company seem to forget that it is the average worker within this company who makes it profitable. We need to bring some justice and equity into the workplace. There is a large gap between what the executive officers make and the pay of the average worker."

"The Company has chosen to outsource areas which are closer to the core business, shifting the cost structure from fixed to variable. It claims this will increase capabilities and innovation and reduce costs. In reality, outsourcing has led to promotions of management people, an increase in the number of people (contractors) to do the same work as those outsoured [sic], and increased costs. Increased innovation within the Company is not necessarily the product of outsourcing, it can be achieved if the employees are given the flexibilty [sic] and empowerment to do so."

"If you AGREE please mark your proxy FOR this resolution."

BOARD OF DIRECTORS' RECOMMENDATION:

The Board of Directors of the Company reviews the compensation of the Company's directors and executive officers in light of market conditions, the Company's financial performance and other factors. As discussed in the Nominating & Compensation Committee's Report on Executive Compensation at page 24, the Board believes that competitive compensation levels are necessary to attract and retain qualified directors and management and to provide appropriate performance incentives to the Company's executive officers.

The Board of Directors believes that the Company's executive officer compensation program has allowed the Company to attract and retain talented, experienced management. Furthermore, compensation policies which attract and retain qualified directors and management are in the best interests of the shareholders because qualified management and a qualified board of directors are integral to enabling the Company to achieve its performance goals.

The Board of Directors therefore believes that inflexible requirements regarding compensation, such as that contemplated by this proposal, will hinder its ability to manage the Company for the best interests of the shareholders and that the Board of Directors should retain discretion with respect to the compensation of the Company's management.

            FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS

        STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 5.

                            ------------------------

PROPOSAL 6: EXECUTIVE BONUS RESTRICTION

B. Wayne Carmichael, RR 2 Box 133 KM, Dieterich, IL 62424, Trustee for M. Katherine Carmichael Trust and record holder of 2,466 shares of BellSouth Common Stock, has informed the Company that he intends to present the following proposal at the Annual Meeting:

Executive compensation in excess of one million dollars comes directly from company earnings and is a dilution of shareholders value, not tax deductible. The board shall consider shareholders value and interests above self interest of executives. This proposal does not inhibit the Board from its legal and fiduciary obligations.

Resolved that the company shall restrict any one executive bonus to no more than one million dollars per year, including stock options.

SUPPORTING STATEMENT:

It may be argued that procedures are in place to provide limited compensation. Facts do not support the argument. Shareholders confidence is low with regard to Board action.

Chairman of the Board, Mr. Clendenin received 2.7 million dollars in pay plus options and an additional 3 million dollars to retire early. At the same time stock value fell 7%. It is also noted, first quarter profit fell 29% from the same 1996 quarter. Earnings per share fell from 98 cents to 70 cents in the same period.

This performance should not be rewarded with a big bonus, thus diluting shareholders value.

We need to bring equity back into the work place. The pay an executive officer makes in a few years far exceeds the average workers lifetime earnings. It seems the board of directors have forgotten that they work for the shareholders.

I could go on about the injustices of excess executive compensation. My point has been made--It is just wrong!

Vote yes for this proposal.

BOARD OF DIRECTORS' RECOMMENDATION:

This proposal, like the proposal presented in four of the last five years by Mr. Robert Kopach (Proposal 4 at page 15 above) deals with the annual bonuses awarded to the executive officers of the Company. This proposal seeks to limit executive bonuses to $1 million per year, including stock options.

Once again, the Board of Directors believes that it would not be in the best interests of the Company or its shareholders to adopt this proposal. Short term awards are not simply "extra" compensation. As explained in its Report on Executive Compensation on page 24, the Nominating & Compensation Committee carefully targets the executive officers' total annual compensation, including both standard short term awards and base salary, at levels comparable to those at companies similar to BellSouth. A significant part of this total amount must be earned, based on how effectively the executives manage the business during the year. In addition, the BellSouth Corporation Officer Short Term Incentive Award Plan grants awards intended to qualify as performance-based under Section 162(m) of the Internal Revenue Code. Placing an arbitrary limit on the amount of the short term award limits the incentive for the officers to improve the performance of the business. Setting measurable standards and paying executives based on their achievement of those standards is a much more effective way to achieve important goals set by the Board of Directors.

The Board of Directors believes that the proposal's Supporting Statement is based on erroneous and misleading factual statements and does not support the proponent's position. The Board is confident that the methods it uses to determine the incentive awards for the executive officers are in fact in the best interests of the shareholders of the Company. It therefore believes that this proposal should be rejected.

                  FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS
              STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 6.

                            ------------------------

PROPOSAL 7: POLITICAL CONTRIBUTIONS

John P. Sloan and Bernardine J. Sloan, 2741 S. Fourth St., Apt D, Springfield, IL 62703, record owners of 200 shares of BellSouth Common Stock, have informed the Company that they intend to present the following proposal at the Annual
Meeting:

                              SHAREHOLDER PROPOSAL

Resolved:

BellSouth hereafter referred to as the corporation shall obtain shareholder consent/approval for political contributions in excess of $10,000.00 annually to a political party. Be it further resolved that the corporation shall publish in its annual report to shareholders a list of political contributions for the previous 12 month period.

Supporting statement of shareholder:

The Corporation, through its Board of Directors, contributes many thousands of dollars to the political process in an effort to influence political decisions dealing with a variety of items ranging from socio-economic issues to environmental factors.

Oftentimes, an individual shareholder many [sic] differ with the corporate view toward the above issues. But, by virtue of ownership of shares, the shareholder is giving tacit approval to the Directors to contribute to a political party which is in opposition to the shareholder's individual views.

At the very least, a shareholder of a public-traded corporation is entitled to know where and when his/her views differ from the corporate view regarding the political process and its bearing on socio-economic and environmental factors.

This proposal would reveal any differences between the shareholder's individual views and corporate activity in the political process. Consequently, the shareholder would have an opportunity to defend his/ her views by taking appropriate action.

Without this proposal, a corporate decision to support a political party could be tantamount to coercive cooptation [sic.] of shareholders in accepting or supporting a political party contrary to a shareholder's individual view.

The publication of political contributions should be in tandem with a limit on political contributions of $10,000.00. The $10,000.00 limit will help abate "influence peddling". Huge corporate contributions to a political party (referred to as "soft money") are ultimately and indirectly used to buy influence on a particular issue from a candidate (referred to as "hard money"). Until such a time that effective campaign finance laws are enacted (which appears remote at this junction) shareholders must initiate action at the grass roots level in order to curb the abuse of corporate contributions to the political process.

A past statesman cautioned us on this subject: All that remains to insure corrupt government is for all good (wo)men to do nothing. The words may not be the exact quotation, but the message is clear: sit on your rights too long and you may lose the privilege to exercise them.

If shareholders fail to act on this proposal, its failure could seriously undermine the principle of "One (wo)man--one vote!"

If shareholders wish to contribute or participate in the political process, most of us are mature enough to do so on an individual basis. We should not be subjected to coercive cooptation [sic.] in supporting a political party which stands in opposition to our individual beliefs.

BOARD OF DIRECTORS' RECOMMENDATION:

The Board believes that approval of this shareholder resolution would require the unnecessary expenditure of funds by the Company and would not provide the shareholders with any appreciable benefit in return.

It is BellSouth's policy to comply fully with all federal, state and local laws governing corporate contributions to political candidates. Employees may make contributions to a Political Action Committee ("PAC") or directly to a state candidate's campaign. A PAC's funds come solely from voluntary contributions by the Company's employees, except in some states in which the Company may make contributions to a PAC. Under federal and state election laws, PACs must publicly disclose information about their contributions. Many states also require candidates to disclose contributions above a specified limit. Therefore, most of the information sought by this proposal is already publicly available. The Board thus believes that the expenditure of the Company funds and the employee time that would be required in order to create a report to shareholders on the Company's political contributions is unnecessary.

The total amount of the Company's corporate political contributions, including contributions to political parties is quite small and is insignificant in relation to the Company's business. The Company's corporate expenditures in support of federal and state government affairs activities on legislative and regulatory matters are a legitimate business expense. Because the Company's business operations are subject to numerous laws and regulations, it is critical that we maintain our access and visibility to the legislators who in effect control our future. The Board therefore believes that it would not be in the best interests of the Company to ask shareholders to approve of or consent to the Company's political contributions. This is an issue related to the business of the Company that should be left to the judgment of management and the Board of Directors.

In addition, the inference by the proponents that the Company's political contributions are somehow abusive or used for improper purposes is false and misleading. As stated above, the Company complies with all federal, state and local laws relating to contributions and does not in any way abuse the political contribution process.

                  FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS
              STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 7.

                            ------------------------

PROPOSAL 8: CHINA LABOR POLICY

Tracy Gore, 7260 Hillside Avenue, #205, Los Angeles, California 90046, beneficial owner of 180 shares of BellSouth Common Stock, has informed the Company that she intends to present the following proposal at the Annual
Meeting:

RESOLUTION FOR AN ANTI-SLAVE LABOR POLICY FOR BELLSOUTH

The stockowners hereby recommend that the Board of Directors adopt the following policies for all dealings with China:

1. Goods or services produced in whole or part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.

2. Goods provided by the corporation, its subsidiaries, affiliates, or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.

Supporting Statement:

The outrageous arrest, incarceration, trial, and expulsion of American Harry Wu in the summer of 1995 by the Chinese Communist regime put the spotlight on the immense Chinese laogai forced labor system. Mr. Wu has been exposing this hideous system for years.

Slave and forced labor are widespread in China. China's laogai camps and factories include about 20,000,000 slave and forced laborers. They produce a wide range of products, including sophisticated machinery and electronics and much of it is intended for export.

BellSouth has multi-million dollar deals with China, but has no comprehensive anti-slave labor policies, as proposed by this resolution. Here's what BellSouth's current policy lacks:

- No by-law or corporate article includes it.

- No board resolution includes it.

- No agreement with joint ventures or affiliates includes it.

-No specific written guideline for buyers, sales personnel, or other employees or agents covers all sales or purchases.

-No standard clause on it is in all purchase or sales contracts.

-No specific penalty for violations by customers, suppliers, employees, or agents exists.

-No relevant certificates of origin (for all purchases) or use (for all sales) are utilized.

Much of BellSouth's business is conducted overseas and is beyond the reach of U.S. Law, but not beyond managerial control.

Please vote for my proposed resolution so that BellSouth will retain the respect and ethical standards we have come to expect from this company.

BOARD OF DIRECTORS' RECOMMENDATION:

BellSouth does not in any way support or condone the use of slave or forced labor in China or anywhere else in the world. BellSouth does not knowingly purchase products produced by slave or forced labor at any of its operating sites throughout the world. The Board of Directors respects and supports the principles behind this proposal, but strongly believes that it is not applicable to BellSouth and that to adopt the policy as proposed would be cumbersome, expensive and non-productive.

The Company's operations in China are financially insignificant to the Company, with revenues representing less than .1% of consolidated revenues. All of the goods purchased by Company representatives in China are standard office or computer equipment and supplies or telecommunications equipment purchased from major international companies with worldwide operations, and not directly from Chinese manufacturers. The issue of slave or forced labor is therefore tangential to the business of the Company and the Board of Directors therefore does not believe it is necessary or appropriate for the Company to adopt the policy required by this proposal.

                  FOR THE REASONS SET FORTH ABOVE, YOUR BOARD OF DIRECTORS
              STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 8.

                            ------------------------

                  NOMINATING AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

POLICY

The Nominating and Compensation Committee of the BellSouth Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee is composed entirely of independent, non-employee directors.

The Company's executive compensation program is based on a philosophy that the total compensation package must be competitive with similar companies in order to attract and maintain executive talent. The program also seeks to emphasize variable compensation. The 1997 executive compensation program was based on the following principles:

    - Base salaries are targeted to the median level of salaries paid to officers in comparable companies with comparable responsibilities.

    - Annual incentive awards are dependent upon the Company's performance against established target levels and its financial performance relative to its peers.

    - Long-term incentive awards include stock options and cash incentives based on Total Shareholder Return ("TSR"), which is measured by adding the amount of appreciation in the Company's stock price to the amount of dividends paid to shareholders. The amounts of the awards are determined by comparing BellSouth's TSR to the TSR of peer companies. As a result, officers' rewards are directly linked to the return realized by BellSouth shareholders.

The 1997 compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out in detail below.

STOCK OWNERSHIP GUIDELINES

In keeping with its belief that tying the interests of BellSouth executives to those of the shareholders will result in enhanced shareholder value, the Board has established executive stock ownership guidelines. Under these guidelines, the officers are expected to own BellSouth stock valued at between one and four times their individual base salary amounts, depending upon their position in the Company. In order to incent officers to exceed the targets, awards of Incentive Stock Options are made to those who do exceed the targets. In 1997, the Company awarded 69,796 Incentive Stock Options to 34 officers who exceeded their stock ownership targets.

BASE SALARY

BellSouth establishes a market-competitive target salary for each officer based upon his or her job responsibilities. The target salary is established by utilizing information from general industry surveys, surveys of the telecommunications industry specifically, and proxy materials of the companies included in the performance graph on page 34. After reviewing the market competitiveness of each individual salary and the CEO's recommendations regarding individual pay treatment, the Committee approved individual salary levels for the named executive officers as shown on the Summary Compensation Table on page 29.

ANNUAL INCENTIVE AWARDS

In April 1996, the Company's shareholders approved the BellSouth Corporation Officer Short Term Incentive Award Plan (the "Incentive Award Plan"). The purpose of the Incentive Award Plan is to provide annual incentive awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (see discussion below), thus allowing the Company to fully deduct these payments. The Incentive Award Plan establishes an overriding performance goal prohibiting the payment of any short term award to eligible officers unless the Company has positive Consolidated Earnings, as defined in the plan. Furthermore, the Incentive Award Plan establishes maximum levels of awards payable to any one individual. The Committee works within these limitations and then exercises discretion in determining the actual amount of individual awards. A target incentive award amount, determined as a percentage of base salary, is established for each officer.

The Incentive Award Plan is intended to place a significant part of each executive's annual compensation at risk. Annual incentive awards for a particular year are based on that year's performance (measured by revenue growth, net income, and customer satisfaction) and individual achievement of commitments linked to corporate strategic objectives. Performance objectives are approved by the Committee at the beginning of each year based on a projection of the results BellSouth will be required to achieve in order to be a top-performing company in its peer group. The weight given to each of these performance components varies, depending upon the officer's particular job assignment. The measurements and target performance levels for each officer are tied to the business entity with which he/she is most closely associated. For 1997, the typical executive officer's award, excluding the Chief Executive Officer's, was weighted as follows: 62.5% financial results; 12.5% customer satisfaction results; and 25% individual strategic results. In addition, the officer's award can be adjusted by the Committee based upon a comparison of the Company's financial performance with the financial performance of the peer group of companies. Awards of officers who manage a business unit are based on a comparison of that business unit's financial performance with the financial performance of companies in a related industry group. If the Company's financial performance is above the median performance of a selected group of its peers, officers' awards will be above the median incentive award level. Similarly, if the Company's performance is below the median performance of its peers, officers' awards will be below the median incentive award level.

Application of the methodology described above resulted in the payment of the amounts reported in the Summary Compensation Table on page 29 to the named executive officers for 1997. The method used to determine the Chief Executive Officer's annual incentive award is discussed below in the section entitled "1997 Compensation for the Chief Executive Officer."

LONG TERM INCENTIVE PROGRAM

BellSouth's long term incentive program is intended to focus the officer group on the achievement of corporate goals over time. Officers must carefully weigh the short and long term benefits or consequences of their decisions and manage the business to effectively grow and compete in a rapidly changing communications marketplace. They also must balance long term business development with the need for a reasonable current return. The Committee wants to incent the Company's officers to take the risks necessary to secure a strong foothold for BellSouth in the competitive marketplace, which is continually changing to admit new competitors such as alternative local exchange service providers, cable companies, wireless service providers, and long distance carriers.

This philosophy is put into effect by basing the Company's long term incentive plans on the performance of BellSouth stock. First, under the BellSouth Corporation Stock Plan, each officer receives an annual grant of nonqualified stock options. The options are issued at market price on the date of grant. The Company does not issue options at less than fair market value at the date of grant and the officer receives value from the options only if the stock price appreciates.

In 1997, in addition to the stock option grants, the Committee also awarded dividend equivalent rights to each officer for the 1997-1999 performance period, as described in the section entitled "Long Term

Incentive Plan Awards in Fiscal Year 1997" on page 31. The only performance factor used to determine payouts under this program is relative Total Shareholder Return (TSR), which is defined on page 24. The Committee believes that the grant of dividend equivalent rights emphasizes pay for performance and provides an additional incentive for officers to maximize TSR.

The amount of stock options and dividend equivalent rights granted to each officer for 1997 was determined by applying an annual grant level percentage against each individual executive's base salary. This percentage was comparable to the grant practices of the high-performing companies, as determined by examining external surveys and data from proxy statements. The actual number of stock options granted was determined by using the Black-Scholes option pricing model. The number of dividend equivalent units awarded was determined by using the calculated present value of the dividend payment stream on a share of BellSouth stock, assuming constant dividend amounts. The Committee does not adjust each annual grant to reflect options or units outstanding or previously granted to a particular executive officer.

In 1993, 1994 and 1995, the Company's executives received grants of units under the Shareholder Return Cash Plan ("SRCP"). Each grant provided for five annual cash payments. The maximum payment under the SRCP is 100% of the value of the annual dividends paid by the Company on a share of common stock multiplied by the number of units granted. The actual amount of the payments is determined by comparing the Company's TSR with the median TSR of a peer group of companies. BellSouth's TSR exceeded the median TSR of the peer group for all performance periods. As a result, each officer received the amount reported on the Summary Compensation Table on page 29.

1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

1997 BASE SALARY: F. Duane Ackerman became Chief Executive Officer of the Company on December 30, 1996, following the retirement of John L. Clendenin. In determining Mr. Ackerman's 1997 base salary, the Committee reviewed reported base salary information for the chief executive officers of the other companies in the peer group as well as the salaries of chief executive officers of other companies of comparable size. Due to the fact that Mr. Ackerman was newly promoted to his position, Mr. Ackerman's 1997 salary was not set at the market-competitive level. However, assuming satisfactory performance, the Committee intends to increase Mr. Ackerman's salary to a market-competitive level over the next few years.

1997 SHORT TERM INCENTIVE AWARD: In determining the Chief Executive Officer's short term incentive award for 1997 performance, the Committee reviewed BellSouth's 1997 financial performance with respect to the standard plan measurements of revenue growth, net income, and customer satisfaction. In addition to taking into account BellSouth's financial performance and customer satisfaction levels, the Committee considered BellSouth's continuing efforts to achieve and maintain a competitive position within the communications industry.

Under Mr. Ackerman's leadership in 1997, BellSouth continued to operate in accordance with the three major components of its corporate strategy: to strengthen its leadership position as the premier telecommunications company in the South; to grow its domestic wireless business profitably; and to grow, evolve and expand its international operations with an emphasis on Latin America. The following accomplishments are evidence of the success of these strategies:

    - Growth in earnings per share, adjusted for special items, of 12.3%, the best in the Company's peer group;

    - Growth of access lines in service by 4.8%, setting a record for the number of new access lines in a calendar year;

    - Continued growth in revenues from value-added telephone services such as Caller ID, Call Waiting and MemoryCall-Registered Trademark- voice messaging service, which generated $1.3 billion in revenues, a 24% increase over 1996;

    - Continued aggressive efforts to ensure that the provisions of the Federal Telecommunications Act of 1996 are properly applied and that the marketplace is opened to full and fair competition. The Act gives BellSouth the ability to compete in the long distance market, clarifies the rules for entry into the video market and enables BellSouth to jointly market all of its services, including cellular services;

    - Continued improvement in productivity of telephone operations, which now leads the industry in employee productivity, as measured by the number of employees per 10,000 access lines;

    - Continued growth in domestic and international wireless customers, bringing total worldwide wireless customers to 6.1 million;

    - Continued growth in international operations, particularly in Latin America, with such significant accomplishments as (a) winning the cellular license for Sao Paulo, Brazil, the world's third largest city with a population of 18 million; (b) winning the cellular license for the northeastern region of Brazil, with a population of 26 million; (c) acquiring a majority stake in Tele 2000, a telecommunications company in Peru; (d) acquiring a majority stake in OTECEL, one of two nationwide wireless telephone companies in Ecuador; and (e) acquiring a 49% stake in Nicacel, a company that provides cellular service in the Pacific region of Nicaragua; and

    - Continued to take major steps toward providing cable service through the launch of digital video service in New Orleans and the acquisition of digital video rights in Atlanta, Miami and other areas of Florida.

Based on these factors, the Committee felt that Mr. Ackerman had provided strong strategic leadership for the Company. Since there was no pre-established formula for determining the annual incentive award for the Chief Executive Officer, the Committee reviewed the factors described above and, exercising its judgment, awarded the Chief Executive Officer the overall short term incentive award shown in the Summary Compensation Table on page 29.

1997 LONG TERM INCENTIVE AWARD: The Committee also approved payment to the Chief Executive Officer of the amount shown in the Summary Compensation Table for units granted under the Shareholder Return Cash Plan for performance periods beginning in 1993, 1994 and 1995. This payment represents 100% of the target value and was based on a comparison of BellSouth's TSR to the median shareholder return of the peer group shown in the performance graph. Using the same procedure as is described in "Long Term Incentive Program", above, the Committee also approved grants of stock options and dividend equivalent rights as shown in "Option Grants in 1997" on page 30 and "Long Term Incentive Plan Awards in 1997" on page 31. Finally, the Committee approved the grant of 2,308 Incentive Stock Options to the Chief Executive Officer in recognition of the fact that his level of stock ownership for 1996 exceeded the established executive stock ownership target.

INTERNAL REVENUE CODE SECTION 162(M) IMPLICATIONS FOR EXECUTIVE COMPENSATION

The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million per executive officer the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded.

The Committee continues to carefully consider the impact of this tax code provision and has taken several steps which are designed to comply with its provisions and to minimize compensation payments for which the Company does not receive a tax deduction. First, it adopted the BellSouth Corporation Stock Plan which was approved by the Company's shareholders in 1995. This plan establishes performance criteria which are intended to qualify awards made under the plan to the named executive officers as performance-based awards approved by the shareholders; thus, these awards should not be counted toward the $1,000,000 limitation. Second, it adopted the BellSouth Corporation Officer Short Term Incentive Award Plan approved by the Company's shareholders in 1996. Awards made pursuant to this plan are intended to qualify as performance-based awards approved by the shareholders and thus also should not count toward the $1,000,000 limitation. Due to these actions and to voluntary deferrals of compensation, the Company believes that there will be only a minimal loss of tax deductions related to the named executive officers' 1997 compensation. The Committee will continue to examine the effects of this tax provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

C. Dixon Spangler, Jr., Chairman
James H. Blanchard
Armando M. Codina
J. Tylee Wilson
                            ------------------------

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Nominating and Compensation Committee consists of Messrs. Spangler (Chair), Blanchard, Codina, and Wilson. None of the members of the Nominating and Compensation Committee are former or current officers or employees of the Company or any of its subsidiaries.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The table below shows, for the last three years, the compensation paid or accrued by BellSouth and its subsidiaries to each of the five named executive officers.

                           SUMMARY COMPENSATION TABLE
                                     ($000)

                                                     ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                                                                       AWARDS        PAYOUTS

                                                                         OTHER
                                                                        ANNUAL
                                                                        COMPEN-      SECURITIES       LTIP        ALL OTHER
           NAME AND                                         BONUS       SATION       UNDERLYING      PAYOUTS    COMPENSATION
      PRINCIPAL POSITION           YEAR     SALARY ($)     ($)(A)       ($)(B)     OPTIONS/SAR (#)   ($)(C)        ($)(D)
F. D. ACKERMAN                        1997   $   825.0    $            $    11.0        208,608     $             $   107.4
Chairman of the Board,                1996   $   610.0    $   793.0    $    11.2        115,700     $   148.0     $   108.0
President and Chief Executive         1995   $   498.0    $   516.3    $    15.3        138,400     $ 1,186.6     $   110.6
Officer
J. A. DRUMMOND                        1997   $   500.0    $            $    11.2         89,808     $             $    80.8
President and Chief Executive         1996   $   438.0    $   547.5    $    15.1         72,700     $    83.2     $    81.2
Officer-- BellSouth                   1995   $   354.0    $   350.9    $     9.4         88,040     $   672.0     $    76.5
Communications Group
E. MAULDIN                            1997   $   465.0    $            $    12.9         83,708     $             $   107.4
President and Chief Executive         1996   $   400.0    $   417.5    $    13.2         68,911     $    77.5     $   108.6
Officer-- BellSouth                   1995   $   323.0    $   321.0    $    12.1         80,840     $   640.7     $    92.4
Enterprises, Inc.
W. H. ALFORD (E)                      1997   $   388.0    $            $    12.0         60,508     $             $   127.0
Executive Vice President and          1996   $   370.0    $   370.5    $    13.0         55,211     $    77.5     $   126.8
General Counsel                       1995   $   346.0    $   273.3    $    11.9         69,640     $   587.4     $   147.2
R. M. DYKES                           1997   $   360.0    $            $    16.9         56,296     $             $    63.7
Executive Vice President and          1996   $   271.3    $   307.5    $    11.8         38,175     $    35.1     $    62.3
Chief Financial Officer               1995   $   222.0    $   159.1    $     9.9         34,200     $   263.0     $    57.6

--------------

Notes

(A) The amounts reported for 1997 and 1996 were amounts earned under the BellSouth Corporation Officer Short Term Incentive Award Plan. The 1995 amounts also include amounts earned under the Shareholder Return Cash Plan ("SRCP") for the first year of the 1995-1999 performance period.

(B) Tax "gross up" for financial counseling and use of motor vehicle.

(C) The amounts reported for 1997 and 1996 were earned under the SRCP for the second and subsequent years of five year performance periods beginning in 1993, 1994, and 1995. Amounts reported for 1995 also include the value of shares that were earned under the BellSouth Corporation Executive Long Term Incentive Plan, the final payment under this plan.

(D) Included in this category for 1997 are amounts for the five named executive officers for: (a) above-market interest on voluntary salary deferrals under nonqualified deferred compensation plans, $60.5, $45.4, $79.1, $98.9, and $43.0, respectively; (b) Company matching contributions to certain employee savings plans, $7.7, $7.9, $7.8, $7.9, and $8.4, respectively; (c) benefits substantially equal to Company matching contributions that could not be provided under employee savings plans because of limitations under the Internal Revenue Code or on amounts deferred from compensation, $29.7, $18.4, $13.3, $11.3, and $9.9, respectively; and (d) value of benefits from premiums paid by the Company under the BellSouth Life Insurance Program, $9.5, $9.1, $7.2, $8.9, and $2.4, respectively. BellSouth uses the Present Value Ratio Method to determine the portion of each premium dollar attributable to the executive officer. The Company will recover the cost of premium payments from the cash value of the policies.

(E) Mr. Alford has announced his intention to retire from the Company effective April 1, 1998.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The following table contains information concerning the grant of stock options to the five named executive officers during 1997. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Value" column. The officer realizes value from the stock options only to the extent that the price of BellSouth Common Stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated below. These amounts should not be used to predict stock performance.

                          OPTION / SAR GRANTS IN 1997

                                                                                         GRANT DATE
                                   INDIVIDUAL GRANTS                                        VALUE
                                   NUMBER OF      % OF TOTAL                                GRANT
                                  SECURITIES     OPTIONS/ SARS                              DATE
                                  UNDERLYING      GRANTED TO     EXERCISE OR               PRESENT
                                 OPTIONS/SARS      EMPLOYEES     BASE PRICE   EXPIRATION    VALUE
             NAME                 GRANTED (#)   IN FISCAL YEAR     ($/SH)       DATE       ($000)
F. D. ACKERMAN                       206,300(A)         3.30%     $   44.38      2/3/07   1,795.0(C)
                                       2,308(B)          .04%     $   43.31     4/28/07      20.5(D)
J. A. DRUMMOND                        87,500(A)         1.40%     $   44.38      2/3/07     761.3(C)
                                       2,308(B)          .04%     $   43.31     4/28/07      20.5(D)
E. MAULDIN                            81,400(A)         1.30%     $   44.38      2/3/07     708.2(C)
                                       2,308(B)          .04%     $   43.31     4/28/07      20.5(D)
W. H. ALFORD                          58,200(A)          .93%     $   44.38      2/3/07     506.4(C)
                                       2,308(B)          .04%     $   43.31     4/28/07      20.5(D)
R. M. DYKES                           54,000(A)          .86%     $   44.38      2/3/07     469.8(C)
                                       2,296(B)          .04%     $   43.31     4/28/07      20.4(D)

--------------

Notes

(A) Under provisions of the BellSouth Corporation Stock Plan (the "Stock Plan"), the Board of Directors granted stock options to key employees to purchase shares of BellSouth Common Stock within prescribed periods at prices equal to the fair market value of the stock on the date of the grant. Options granted in 1997 generally become exercisable at the end of three years, determined from the date of the grant. No stock appreciation rights were granted in 1997. All options vest immediately in the event of a change in control.

(B) Incentive Stock Options were awarded to certain officers based on their achievement of ownership of specified levels of Company stock as established by the Board of Directors. These options, which have exercise prices equal to the fair market value of the stock on the date of the grant, are exercisable six months from the date of the grant. See "Nominating and Compensation Committee Report on Executive Compensation" at page 24.

(C) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility-19%, dividend yield-3.24%, and a risk-free rate of return of 6.19% based on options being outstanding for a five year term.

(D) This value was determined using the standard application of the Black-Scholes option pricing methodology using the following assumptions: volatility-19%, dividend yield-3.32%, and a risk-free rate of return of 6.79% based on options being outstanding for a five year term.

OPTION / SAR EXERCISES AND HOLDINGS

The following table sets forth information with respect to the five named executive officers concerning the exercise of options/SARs during 1997 and unexercised options /SARs held on December 31, 1997.

                   AGGREGATED OPTION / SAR EXERCISES IN 1997
                    AND FISCAL YEAR-END OPTION / SAR VALUES

                                                  NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                        SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                      ACQUIRED ON     VALUE        OPTIONS / SARS AT         OPTIONS / SARS AT
                       EXERCISE     REALIZED      FISCAL YEAR-END (#)      FISCAL YEAR-END ($000)
        NAME              (#)        ($000)     EXERCISABLE  UNEXERCISABLE EXERCISABLE UNEXERCISABLE
--------------------------------------------------------------------------------------------------
F. D. Ackerman                 0            0       33,546      566,200    $ 1,021.6    $ 9,656.1
J. A. Drummond            17,170    $   496.7       37,004      300,000    $ 1,085.1    $ 5,237.9
E. Mauldin                 4,300    $   113.7       35,635      276,600    $ 1,013.1    $ 4,836.1
W. H. Alford                   0            0        4,819      236,300    $    74.9    $ 4,256.7
R. M. Dykes                2,218    $    58.6       15,145      150,800    $   412.1    $ 2,523.3

LONG TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1997

The following table provides information concerning awards of dividend equivalent rights made to the named executive officers during 1997 under the BellSouth Stock Plan. Each dividend equivalent right is represented as a unit under the Shareholder Return Cash Program. Each unit awarded provides the contingent right to receive an amount of cash equal to the total dividends paid on a share of common stock over a three year performance period. Under the provisions of the program, payments are made following the performance period and are adjusted based on a comparison of BellSouth's Total Shareholder Return ("TSR") with the TSR of five other telecommunications companies. If BellSouth's TSR ranks first, 200% of the award will be paid. If BellSouth's TSR ranks sixth, no award will be paid. Awards are paid solely in cash and may not be deferred. Plan participants may not sell, assign or otherwise transfer the awards.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1997

                               NUMBER OF     PERFORMANCE OR        ESTIMATED FUTURE PAYOUTS
                             SHARES, UNITS        OTHER                 UNDER NON-STOCK
                                  OR          PERIOD UNTIL         PRICE-BASED PLANS ($000)
                             OTHER RIGHTS     MATURATION OR     THRESHOLD    TARGET     MAXIMUM
           NAME                   (#)            PAYOUT            ($)         ($)        ($)
------------------------------------------------------------------------------------------------
F. D. Ackerman                   134,400         1997-1999      $   290.3   $   580.6  $ 1,161.2
J. A. Drummond                    57,100         1997-1999      $   123.3   $   246.7  $   493.3
E. Mauldin                        53,100         1997-1999      $   114.7   $   229.4  $   458.8
W. H. Alford                      38,000         1997-1999      $    82.1   $   164.2  $   328.3
R. M. Dykes                       35,200         1997-1999      $    76.0   $   152.1  $   304.1

PENSION AND OTHER RETIREMENT BENEFITS

The following table shows the estimated single life annual pension annuity benefit provided to eligible participants under the BellSouth Personal Retirement Account Pension Plan and the BellSouth Supplemental Executive Retirement Plan ("SERP") combined, based on the specified remuneration levels and years of credited service. The SERP provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified benefit plans. The amounts set forth as payable in the table below assume an undiscounted retirement age and are reduced, in accordance with the Plan, by an average Social Security Primary Insurance benefit determined annually to be payable at age 65.

                               PENSION PLAN TABLE
                                    ($000'S)

                                    YEARS OF SERVICE
REMUNERATION    15     20        25        30        35        40        45
------------------------------------------------------------------------------
 $ 200    $  43.5   $  63.5   $  78.5   $  93.5   $ 103.5   $ 113.5   $ 123.5
   400      103.5     143.5     173.5     203.5     223.5     243.5     263.5
   600      163.5     223.5     268.5     313.5     343.5     373.5     403.5
   800      223.5     303.5     363.5     423.5     463.5     503.5     543.5
  1,000     283.5     383.5     458.5     533.5     583.5     633.5     683.5
  1,500     433.5     583.5     696.0     808.5     883.5     958.5   1,033.5
  1,600     463.5     623.5     743.5     863.5     943.5   1,023.5   1,103.5

Pension benefits are based on the average compensation (salary and bonus) over the five-year period preceding retirement. Therefore, the covered compensation presented in the table below for the five named executive officers is based upon the last five-year average of pension eligible compensation actually paid and, as such, will differ from the salary and bonus amounts set forth in the Summary Compensation Table on page 29. In addition, the number of whole years of credited service obtained in 1997 is presented.

                                    COVERED
                                 COMPENSATION      YEARS OF SERVICE
NAME                               ($000'S)              (#)
---------------------------------------------------------------------
F. D. Ackerman                     999,800                  33
J. A. Drummond                     659,900                  35
E. Mauldin                         605,800                  33
W. H. Alford                       587,200                  33
R. M. Dykes                        391,600                  26

TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Board of Directors has authorized the Company, through December 1999, to enter into long range succession planning arrangements with certain officers below the Chief Executive Officer level. The agreements require that the officer retire during the calendar year of his 60th birthday. In order to compensate the officers for retiring prior to the normal retirement age of 65, the agreements would entitle them to severance and other benefits. The Company has entered into agreements of this type with Messrs. Drummond and Mauldin. The agreements call for benefits that would include payment of an amount equal to two times annual base pay plus the amount of standard bonus for the year of retirement. In addition, each of these officers would also receive an enhanced nonqualified pension benefit, an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to the number of options and dividend equivalent rights, respectively, most recently granted, and financial counseling through age sixty-seven.

The Company also has an agreement with Mr. Ackerman that was entered into prior to his becoming Chief Executive Officer. The agreement is presently being reconsidered by the Board in light of Mr. Ackerman's current position. Mr Ackerman's current agreement provides for the payment of an amount equal to two times his annual base pay plus two times his standard bonus for the year of retirement. In addition, Mr. Ackerman would also receive an enhanced nonqualified pension benefit, an additional grant of stock options and dividend equivalent rights under the BellSouth Corporation Stock Plan equal to twice the number of options and dividend equivalent rights, respectively, most recently granted, and financial counseling through age sixty-seven.

The Company has also entered into severance agreements (which are presently effective until January 1, 2000) with the named executive officers that provide specified payments and enhanced benefits in the event of involuntary termination of employment incident to a change in control of the Company. In such event, in their current positions, each of Messrs. Ackerman, Drummond, Mauldin, Alford, and Dykes would receive payment of an amount equal to three times his annual base pay plus three times his standard annual bonus. In addition, under these agreements, each of these officers would receive (i) an immediate cash-out of his bonus for the year of termination equal to the greater of the full standard bonus for such year or such bonus based on actual performance results through the date of termination; and (ii) an immediate cash-out of his dividend equivalent rights multiplied by the greater of 100% or actual performance results through the date of termination. All benefits of each such executive officer under nonqualified deferred compensation plans, supplemental retirement plans, and similar arrangements would in such event be immediately vested and nonforfeitable. These agreements also provide for certain gross-up payments to compensate these executive officers for any excise taxes incurred in connection with these benefits, and reimbursement for certain outplacement services.

A covered executive officer will be entitled to the benefits under these change in control severance agreements if, within two years after the occurrence of a change in control, his employment is terminated by the Company (other than for cause) or by the executive for good reason. For these purposes, "cause" means the executive officer's willfully engaging in conduct materially injurious to the Company, and "good reason" includes the assignment to the executive officer of duties inconsistent with his prior status and position, certain reductions in compensation or benefits, and relocation or increased travel obligations.

A "change in control" is defined for purposes of these agreements as: (i) the acquisition by a party or certain related parties of 20% or more of the Company's voting securities; (ii) a turnover in a majority of the Board of Directors in any period of two consecutive years; (iii) a merger or similar transaction after which the Company's shareholders hold 70% or less of the voting securities of the surviving entity; (iv) the sale or disposition of a subsidiary or assets which produced for the most recent fiscal year more than 30% of the Company's total operating revenues or net income; or (v) the liquidation of the Company or sale of substantially all of its assets.

Should any of Messrs. Ackerman, Drummond, or Mauldin become entitled to both the benefits described in his long range succession planning agreement discussed above and his change in control severance agreement, such executive officer may choose which such agreement shall apply but will in no event be entitled to benefits under both.

                              -------------------

                        FIVE YEAR PERFORMANCE COMPARISON

The following graph compares the cumulative total returns of BellSouth, the Standard & Poor's 500 Index, and a peer group of other large United States telecommunications companies (Ameritech Corporation, Bell Atlantic Corporation, GTE Corporation, SBC Communications, Inc. and U S West, Inc.) over a five year period.

For the years 1993-1996, NYNEX Corporation and Pacific Telesis Group were part of the peer group. During the second quarter of 1997, Pacific Telesis merged with SBC and NYNEX merged with Bell Atlantic in the third quarter. The peer group returns were adjusted to reflect both mergers.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             S&P 500     PEER GROUP    BELLSOUTH
1/1/93         $100.00       $100.00      $100.00
12/31/93        111.13        115.98       119.59
12/31/94        112.64        110.26       117.08
12/31/95        154.82        163.72       195.86
12/31/96        190.27        166.78       189.18
12/31/97        253.66        234.08       271.15

The above performance chart assumes that $100 was invested on January 1, 1993, with dividends reinvested. Returns are based on end of period prices. Peer returns are weighted by market capitalization.

                              GENERAL INFORMATION

OTHER MATTERS TO COME BEFORE THE MEETING

If any matter not described in this Proxy Statement should properly come before the meeting, the Directors' Proxy Committee will vote the shares represented by it in accordance with its best judgment. The Directors' Proxy Committee will not use its discretionary voting authority with respect to any validly conducted solicitation in opposition. At the time this Proxy Statement went to press, the Company did not know of any other matters which might be presented for shareholder action at the annual meeting, except that a shareholder has advised the Company that he may nominate Mr. Hubert C. Blankenship as a director of the Company. In addition, Mr. Blankenship has advised the Company that he intends to present a proposal to amend the By-laws of the Company to provide that any person nominated as a director by a shareholder "shall be included in the company proxy statement and included on the company proxy ballot, even if the Board of Directors recommends a vote against such person". If either of these proposals are properly presented at the meeting, the Directors' Proxy Committee would not vote for Mr. Blankenship as a director and would exercise its discretionary authority to vote against Mr. Blankenship's By-law amendment proposal.

SHAREHOLDER PROPOSALS FOR THE 1999 PROXY STATEMENT

Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 1999 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. BellSouth must receive a proposal by November 10, 1998 in order to consider it for inclusion in the Proxy Statement for the 1999 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE ANNUAL MEETING

Shareholders who wish to present director nominations or other business at the annual meeting are required to notify the Secretary of their intent at least 75 days but not more than 120 days before the meeting and the notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia 30309-3610. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder Proposals for the 1999 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission
(SEC) initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all such Section 16(a) filing requirements were met.

OTHER INFORMATION

Consolidated financial statements for BellSouth Corporation are attached as an appendix to this Proxy Statement and are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and the New York, Boston, Chicago, Pacific and Philadelphia stock exchanges in the United States and the London, Frankfurt, Amsterdam and Swiss exchanges. A copy of the 1997 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Secretary, BellSouth Corporation, 1155 Peachtree Street, N.E., Room 14B06, Atlanta, Georgia, 30309-3610. The Form 10-K is also available on BellSouth's home page on the Internet's World Wide Web at http://www.bellsouth.com.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be paid by BellSouth. BellSouth has retained Morrow & Co., Inc. to solicit proxies, by mail, in person, or by telephone, at an estimated cost of $18,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, employees of BellSouth may likewise solicit proxies on behalf of the Company.

The above Notice of Annual Meeting and Proxy Statement are sent by order of the BellSouth Board of Directors.

               [LOGO]

Arlen G. Yokley
Senior Vice President--Corporate Compliance & Corporate Secretary
Dated: March 10, 1998

                                   EXHIBIT A

      Amendments to Section I of Article 13 of the [Restated] Articles of
                                 Incorporation

   As described in "Directors' Proposals -- Amendments to the [Restated]
    Articles of Incorporation", the Board of Directors recommends that Section I of Article 10 of the Company's [Restated] Articles of Incorporation be amended to read as follows:

1.  As used in this Article 10, the term:

        (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

        (2) "Announcement date" means the date of the first general public announcement of the proposal of the business combination.

        (3) "Associate," when used to indicate a relationship with any person, means:

            (A) Any corporation or organization, other than the corporation or a subsidiary of the corporation, of which such person is an officer, director, or partner or is the beneficial owner of 10 percent or more of any class of equity securities;

            (B) Any trust or other estate in which such person has a beneficial interest of 10 percent or more, or as to which such person serves as trustee or in a similar fiduciary capacity; and

            (C) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

        (4) "Beneficial owner"-- a person shall be considered to be the beneficial owner of any equity securities:

            (A) Which such person or any of such person's affiliates or associates owns, directly or indirectly;

            (B) Which such person or any of such person's affiliates or associates, directly or indirectly, has:

                (i) The right to acquire, whether such right is exercisable immediately or only after the passage of time, pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                (ii) The right to vote pursuant to any agreement, arrangement, or understanding; or

            (C) Which are owned, directly or indirectly, by any other person with which such person or any of such person's affiliates or associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of equity securities.

        (5) "Business combination" means:

            (A) Any merger of the corporation or any subsidiary with (i) any interested shareholder or (ii) any other corporation, whether or not itself an interested shareholder, which is, or after the merger would be, an affiliate of an interested shareholder that was an interested shareholder prior to the consummation of the transaction;

            (B) ANY SHARE EXCHANGE WITH (I) ANY INTERESTED SHAREHOLDER OR (II) ANY OTHER CORPORATION, WHETHER OR NOT ITSELF AN INTERESTED SHAREHOLDER, WHICH IS, OR AFTER THE SHARE EXCHANGE WOULD BE, AN AFFILIATE OF AN INTERESTED SHAREHOLDER THAT WAS AN INTERESTED SHAREHOLDER PRIOR TO THE CONSUMMATION OF THE TRANSACTION;

            (C) Any sale, lease, transfer, or other disposition, other than in the ordinary course of business, in one transaction or in a series of transactions in any 12 month period, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, of any assets of the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10 percent or more of the net assets of the corporation as of the end of such fiscal quarter;

            (D) The issuance or transfer by the corporation, or any subsidiary, in one transaction or a series of transactions in any 12 month period, of any equity securities of the corporation or any subsidiary which have an aggregate market value of 5 percent or more of the total market value of the outstanding common and preferred shares of the corporation whose shares are being issued, to any interested shareholder or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the corporation's voting shares or any other method affording substantially proportionate treatment to the holders of voting shares;

            (E) The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder or an affiliate of any interested shareholder; or

            (F) Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger of the corporation WITH ANY OF ITS SUBSIDIARIES, OR ANY SHARE EXCHANGE with any of its subsidiaries, which has the effect, directly or indirectly, in one transaction or a series of transactions in any 12 month period, of increasing by 5 percent or more the proportionate amount of the outstanding shares of any class or series of equity securities of the corporation or any subsidiary which is directly or indirectly beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

        (6) "Continuing director" means any member of the board of directors who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than the corporation or any of its subsidiaries, and who was a director of the corporation prior to the determination date, and any successor to such continuing director who is not an affiliate or an associate of an interested shareholder or any of its affiliates, other than the corporation or its subsidiaries, and is recommended or elected by a majority of all of the continuing directors.

        (7) "Control," including the terms "controlling," "controlled by," and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of shares representing 10 percent or more of the votes entitled to be cast by a corporation's voting shares shall create an irrebuttable presumption of control.

        (8) "Corporation," IN ADDITION TO THE DEFINITION CONTAINED IN GEORGIA BUSINESS CORPORATION CODE SECTION 14-2-140, shall include any trust merging with a domestic corporation pursuant to Georgia Business Corporation Code
    Section 53-12-59.

        (9) "Determination date" means the date on which an interested shareholder first became an interested shareholder.

        (10) "Fair market value" means:

            (A) In the case of securities, the highest closing sale price, during the period beginning with and including the determination date and for 29 days prior to such date, of such a security on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such securities are listed, or, if such securities are not listed on any such exchange, the highest closing sales price or, if none is available, the average of the highest bid and asked prices reported with respect to such a security, in each case during the 30 day period referred to above, on the National Association of Securities Dealers, Inc., Automatic Quotation System, or any system then in use, or, if no such quotations are available, the fair market value on the date in question of such a security as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors; and

            (B) In the case of property other than securities, the fair market value of such property on the date in question as determined in good faith at a duly called meeting of the board of directors by a majority of all of the continuing directors, or, if there are no continuing directors, by the entire board of directors of the corporation.

        (11) "Interested shareholder" means any person, other than the corporation or its subsidiaries, that:

            (A) Is the beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of the corporation; or

            (B) Is an affiliate of the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting shares of the corporation.

            For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (12) "NET ASSETS" MEANS THE AMOUNT BY WHICH THE TOTAL ASSETS OF THE CORPORATION EXCEED THE TOTAL DEBTS OF THE CORPORATION.

        (13) "Voting shares" means shares entitled to vote generally in the election of directors.

(New language is italicized.)

                             BELLSOUTH CORPORATION

                          1155 PEACHTREE STREET, N.E.

                             ATLANTA, GA 30309-3610

                                      LOGO

                           PRINTED ON RECYCLED PAPER

                                     [LOGO]

                                                                Preliminary Copy

DIRECTORS' PROPOSALS -- DIRECTORS RECOMMEND A VOTE "FOR"

                                                    Withhold      for All
                                           For     Authority     Except*
                                           ----     ---------     -------
1. Elect all Director Nominees (p.__)      /  /       /  /         /  /

                                           For      Against       Abstain
                                          ----     ---------     -------
2. Ratification of Auditors (p.__)         /  /       /  /         /  /

3. Amend Articles of Incorporation (p.__)  /  /       /  /         /  /

*Exceptions:
To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter name(s) of the exception(s) in the space provided.
------------------------------------------------------------------------------

SHAREHOLDER PROPOSALS -- DIRECTORS RECOMMEND A VOTE "AGAINST"

                                             For     Against        Abstain
                                            ----     ---------     -------
4. Kopach: Executive Compensation (p.__)    /  /       /  /          /  /

5. Baechle: Executive Compensation (p.__)   /  /       /  /          /  /

6. Carmichael: Executive
   Compensation (p.__)                      /  /       /  /         /  /

7. Sloan: Political Contributions (p.__)    /  /       /  /         /  /

8. Gore: China Labor Policy (p.___)         /  /       /  /         /  /

------------------------------------------------------------------------------

Discontinue mailing of duplicate Annual Report

Signature(s)                                                   Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                   DETACH HERE FROM PROXY VOTING CARD

BELLSOUTH


ADMISSION TICKET
----------------
This ticket entitles you, the
shareholder, and one guest to
attend the 1998 Annual Meeting.

------------------------------------------------------------------------------
                   ANNUAL MEETING OF BELLSOUTH SHAREHOLDERS
                             MONDAY, APRIL 27, 1998
                              8:00 A.M.-DOORS OPEN
                            9:00 A.M.-MEETING BEGINS

 The Cobb Galleria Centre Ballroom - Two Galleria Parkway - Atlanta, Georgia

                 See reverse side for map of area and directions
------------------------------------------------------------------------------
For wheelchair and hearing impaired seating, please see a host/hostess for assistance.

PROXY/VOTING INSTRUCTION CARD                                        BELLSOUTH

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 27, 1998.

The undersigned hereby appoints F. Duane Ackerman, C. Dixon Spangler, Jr., and Ronald A. Terry, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of the undersigned at the Annual Meeting of Shareholders to be held at 9:00 a.m. EDT, April 27, 1998 at the Cobb Galleria Centre Ballroom, Two Galleria Parkway, Atlanta, Georgia, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES, IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Your vote for the election of Directors for the terms set forth in the proxy statement may be indicated on the reverse side of this card. Nominees are James H. Blanchard, Armando M. Codina, William S. Stavropoulos and J. Tylee Wilson.

This card also provides voting instructions for shares held in the BellSouth Direct Stock Purchase and Dividend Reinvestment Plan and, if registrations are identical, shares held in the various employee stock purchase and benefit plans.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR OTHERWISE TO BELLSOUTH CORPORATION, CHURCH STREET STATION, P.O. BOX 1456, NEW YORK, NEW YORK 10277-1456, SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

Comments:

______________________________________________________________________

______________________________________________________________________

------------------------------------------------------------------------------

Detach here.

ANNUAL MEETING
OF BELLSOUTH
SHAREHOLDERS
                                [MAP]                    [MAP]
MONDAY
APRIL 27, 1998

9:00 a.m. EDT

DIRECTIONS TO THE COBB GALLERIA CENTRE, TWO GALLERIA PARKWAY, ATLANTA, GEORGIA

NORTHBOUND ON I-75: Take exit 109B (I-285 Westbound); continue west on I-285 and take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

SOUTHBOUND ON I-75: Take exit 109 (I-285 Westbound); continue west on I-285 and take the Cobb Pkwy./U.S. Hwy. 41 exit and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

WESTBOUND ON I-285: Take exit 14 (Cobb Pkwy./U.S. Hwy. 41) and turn left at traffic light, southbound onto Cobb Pkwy.; continue under overpass and make a left turn at second traffic light onto Galleria Drive.

EASTBOUND ON I-285: Take exit 13 (Cobb Pkwy./U.S. Hwy. 41) and turn right onto Cobb Pkwy. headed south; turn left at next traffic light onto Galleria Drive.